Exhibit 99.1

Analog Devices Announces Final Regulatory Approval and Closing Date for Acquisition of Linear Technology Corporation

  Analog Devices expects to close the acquisition on March 10, 2017
  Analog Devices’ fiscal second quarter 2017 revenue and earnings per share expected to be between the mid-point and high end of guidance
  Analog Devices’ Chief Financial Officer to leave company to pursue new opportunity; company appoints interim CFO

NORWOOD, Mass.--(BUSINESS WIRE)--March 6, 2017--Analog Devices, Inc. (NASDAQ: ADI) today announced that it has received regulatory approval from the Ministry of Commerce (“MOFCOM”) of China to complete its acquisition of Linear Technology Corporation. MOFCOM clearance was the final required regulatory approval, and the parties expect to complete the acquisition on March 10, 2017.

“As we clear this final regulatory hurdle and prepare to close this transaction, we are well positioned to begin integrating Analog Devices and Linear Technology,” said Vincent Roche, ADI President and Chief Executive Officer. “Since the transaction announcement in July, our two organizations have been intensively planning and preparing to move quickly to a united operation upon close. As we now turn to that integration, we are excited about creating additional value for our customers, employees and shareholders.”

In connection with the closing, Linear Technology stockholders will receive $46.00 in cash and 0.2321 of a share of Analog Devices common stock per share of Linear Technology common stock. Following the closing, Linear Technology shares will be delisted from trading on the NASDAQ Global Select Market.

Updated Outlook for Second Quarter of Fiscal 2017

Analog Devices also revised its financial guidance for its second fiscal quarter of 2017. The Company now expects revenue and earnings per share to be between the mid-point and high end of guidance.

Departure of Chief Financial Officer and Appointment of Interim Chief Financial Officer

The Company has also announced that it has accepted the resignation of its Chief Financial Officer, David Zinsner, effective March 17, 2017. Mr. Zinsner will be leaving ADI to pursue a new role as president of a venture-backed technology company in the Boston area. Effective March 18, 2017, Eileen Wynne, Analog Devices’ Vice President and Chief Accounting Officer, will assume the role of interim CFO until a permanent successor to Mr. Zinsner is named. The Company has commenced a search for a new CFO.

Mr. Roche commented, “I would like to thank Dave for his valuable contributions to ADI since he joined 8 years ago. His commitment, achievements, and professionalism were exemplary throughout his time with the Company, and we wish him every success in his future endeavor. We have a deep bench of finance talent at ADI, and I am confident that Eileen Wynne, our long-time Chief Accounting Officer, will do an excellent job in this interim period.”

Mr. Roche added, “In addition, I am very excited about the possibilities for the Company after we combine with Linear Technology Corporation. Our integration planning, which Dave had overseen, is largely complete. We now shift into the execution phase of our integration efforts, and as planned, our combined management team will spearhead the critical work to combine our two companies.”

About Analog Devices

Analog Devices designs and manufactures semiconductor products and solutions. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure and connect. Visit http://www.analog.com.

Forward Looking Statements

This press release contains forward-looking statements, which address a variety of subjects including, for example, our statements regarding expected revenue and earnings per share, the expected benefits and synergies of the acquisition of Linear Technology and the expected timing to close the transaction. Statements that are not historical facts, including statements about our beliefs, plans and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: any faltering in global economic conditions or the stability of credit and financial markets, erosion of consumer confidence and declines in customer spending, unavailability of raw materials, services, supplies or manufacturing capacity, changes in geographic, product or customer mix, the ability to satisfy the conditions to closing of the proposed transaction with Linear Technology, on the expected timing or at all; the occurrence of any event that could give rise to the termination of the merger agreement with Linear Technology; the risk of stockholder litigation relating to the proposed transaction, including resulting expense or delay; higher than expected or unexpected costs associated with or relating to the transaction; the risk that expected benefits, synergies and growth prospects of the transaction may not be achieved in a timely manner, or at all; the risk that Linear Technology's business may not be successfully integrated with Analog Devices' following the closing; the risk that Analog Devices and Linear Technology will be unable to retain and hire key personnel; and the risk that disruption from the transaction may adversely affect Linear Technology's or Analog Devices' business and relationships with their customers, suppliers or employees. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Analog Devices' filings with the Securities and Exchange Commission ("SEC"), including the risk factors contained in Analog Devices' most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management's current expectations and are inherently uncertain. Except as required by law, Analog Devices does not undertake any obligation to update forward-looking statements made by Analog Devices to reflect subsequent events or circumstances.

Important Additional Information Will Be Filed With The SEC

In connection with the proposed transaction, Analog Devices and Linear Technology have filed and will file relevant information with the SEC, including a registration statement of Analog Devices on Form S-4 (the "registration statement") that includes a prospectus of Analog Devices and a proxy statement of Linear Technology (the "proxy statement/prospectus"). INVESTORS AND SECURITY HOLDERS OF LINEAR TECHNOLOGY ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ANALOG DEVICES, LINEAR TECHNOLOGY AND THE PROPOSED TRANSACTION. A definitive proxy statement/prospectus has been sent to Linear Technology's shareholders. The registration statement, proxy statement/prospectus and other documents filed by Analog Devices with the SEC may be obtained free of charge at Analog Devices' website at www.analog.com or at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from Analog Devices by requesting them by mail at Analog Devices, Inc., One Technology Way, P.O. Box 9106, Norwood, MA 02062-9106, Attention: Investor Relations, or by telephone at (781) 461-3282. The documents filed by Linear Technology with the SEC may be obtained free of charge at Linear Technology's website at www.linear.com or at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from Linear Technology by requesting them by mail at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, CA, 95035-7417, Attention: Investor Relations, or by telephone at (408) 432-2407.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACT:
Investor Contact
Analog Devices:
Ali Husain, 781-461-3282
Treasurer & Director of Investor Relations
investor.relations@analog.com